 Exhibit 10.4

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

TIME-VESTING RESTRICTED STOCK UNIT AGREEMENT

 DATED FEBRUARY 13, 2008

 [NAME]

Pursuant to the terms of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, you have been granted the right to acquire shares of EDS Common Stock, subject to restrictions, as follows:

RESTRICTED STOCK UNITS GRANTED

[TARGET AWARD]

This grant is made pursuant to the Restricted Stock Unit Agreement dated as of February 13, 2008, between EDS and you, which Agreement is attached hereto and made a part hereof.

2008 TRSU

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

TIME-VESTING RESTRICTED STOCK UNIT AGREEMENT

            This Time-vesting Restricted Stock Unit Agreement (herein called the "Agreement") is made and entered into effective as of February 13, 2008 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and, when fully executed thereby in accordance with Paragraph 11(l) of this Agreement, the employee of EDS (or any of its subsidiaries) whose printed name is set forth on the cover page and whose printed name and signature is set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1.        Award of Restricted Stock Units.  In order to encourage Grantee's contribution to the successful performance of the Company, Grantee's agreement not to disclose confidential and proprietary information relating to EDS and/or its clients, and in consideration of the performance of future services of Grantee to the Company, EDS hereby awards to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, Time-vesting Restricted Stock Units (the "Restricted Stock Units") representing the right to acquire shares of Common Stock. Grantee hereby acknowledges and accepts such grant and agrees to acquire the Restricted Stock Units and the shares of Common Stock covered thereby upon such terms and subject to such conditions, restrictions and limitations contained in this Agreement and the Plan.

2.        Vesting.

(a)        Subject to the termination of the Restricted Stock Units granted herein or the earlier vesting of the shares (or a portion of such shares) covered thereby pursuant to Paragraph 3 below, on each Annual Vesting Date (as hereinafter defined) Grantee shall become vested in, and entitled to receive shares of Vested Stock (as hereinafter defined) for, one-third (1/3) of the total number of Restricted Stock Units.  Issuance of shares of Common Stock to Grantee shall occur within five days after each Annual Vesting Date.

(b)        Subject to the earlier termination of the Restricted Stock Units granted herein or the earlier vesting of the shares covered thereby pursuant to Paragraph 3 below, Grantee shall become vested in one hundred percent (100%) of the Restricted Stock Units granted herein no later than the third Annual Vesting Date following the Date of Grant.

3.        Effect of Certain Events.  With the exception of any Restricted Stock Units that may vest pursuant to the terms of Grantee's current Executive Severance Benefit Agreement or Change of Control Employment Agreement (or pursuant to the terms of any successor severance or change of control agreements), the following provisions shall apply.

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(a)        If Grantee is separated from service with the Company because of Grantee's voluntary termination for any reason prior to age 62, involuntary termination without Cause prior to age 62, or involuntary termination for Cause, at any time prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date, then all unvested Restricted Stock Units granted herein and Grantee's right to receive additional shares of Vested Stock hereunder shall terminate, without any payment of consideration by the Company to Grantee.

(b)        If Grantee is separated from service with the Company at any time prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date because of Grantee's voluntary resignation or involuntary termination without Cause, on or after attaining the age of 62, then a pro rata amount of the unvested Restricted Stock Units granted herein shall become Vested Stock, where the pro rata amount will be determined by multiplying the total number of Restricted Stock Units granted herein by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the Date of Grant and Grantee's Date of Termination, and the denominator being 36, and then reducing the resulting number by the number of Restricted Stock Units in which Grantee became vested prior to the Date of Termination.  The Vested Stock shall, subject to Paragraph 3(e) below, be issued on Grantee's Date of Termination.

(c)        If Grantee is separated from service with the Company at any time prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date because of Grantee's death or Total Disability, then all unvested Restricted Stock Units granted herein shall become Vested Stock.  The Vested Stock shall, subject to Paragraph 3(e) below, be issued on Grantee's Date of Termination.

(d)        In the event a Change of Control occurs at any time prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date, as of the date of such Change of Control, all unvested Restricted Stock Units granted herein shall be considered to become immediately earned ("Earned Award") and shall be converted to such consideration as the Committee deems appropriate (e.g., cash or equity in the purchaser or successor) having an aggregate fair market value equal to the aggregate Fair Market Value (as defined in Section 3 of the Plan) of the unvested Restricted Stock Units as of the date of such Change of Control.

(1)        Except as provided in subparagraphs (d)(3) and (4) below, a pro-rata portion of the Earned Award shall be issued or paid, as applicable, to Grantee within five days after each Annual Vesting Date (where the pro-rata portion is determined by multiplying the Earned Award by a fraction, the numerator or which is 1 and the denominator being the number of Annual Vesting Dates occurring after the Change of Control).

(2)        Except as provided in subparagraphs (d)(3) and (4) below, one hundred percent (100%) of the Earned Award shall be issued or paid, as applicable, to Grantee no later than five days after the third Annual Vesting Date following the Date of Grant.

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(3)        If, after the Change of Control but prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date, Grantee is separated from service with the Company, or any purchaser or successor to the Company, because of Grantee's voluntary termination for any reason prior to age 62 or involuntary termination with Cause (as hereinafter defined), then Grantee's right to receive any remaining portion of the Earned Award that has not been issued or paid, as applicable, shall terminate, without any payment of consideration to Grantee.

(4)        If, after the Change of Control but prior to 5:00 P.M., Plano, Texas time, on the third Annual Vesting Date, Grantee is separated from service with the Company, or any purchaser or successor to the Company, because of Grantee's voluntary resignation on or after attaining the age of 62, because of Grantee's death or Total Disability, or because of Grantee's involuntary termination without Cause, then any remaining portion of the Earned Award, shall, subject to Paragraph 3(e) below, be issued or paid, as applicable, to Grantee on Grantee's Date of Termination.

(e)        If, on the Date of Termination, Grantee is a Specified Employee (as such term is defined and determined under the terms of the EDS Benefit Restoration Plan or successor plan(s)) and if (i) Grantee is separated from service with the Company by reason of Grantee's voluntary resignation or involuntary termination without Cause, on or after attaining the age of 62, as provided in Paragraph 3(b) above, (ii) Grantee is separated from service with the Company by reason of Grantee's Total Disability as provided in Paragraph 3(c) above, or (iii) after a Change of Control, Grantee is separated from service with the Company, or any purchaser or successor to the Company, because of Grantee's voluntary resignation on or after attaining the age of 62, because of Grantee's Total Disability, or because of Grantee's involuntary termination without Cause, then:

(1)        subject to subparagraph (3) below, in exchange for each and every restricted stock unit that would be converted to Vested Stock pursuant to Paragraph 3(b) or (c) above (as applicable) as a result of Grantee's separation from service, a cash lump sum amount equal to the closing price of a share of common stock of the Company as reported on the New York Stock Exchange on the last trading day immediately prior to the Date of Termination, will be paid by the Company, on the Date of Termination, to the EDS Rabbi Trust for Specified Employees (the "Trust") for the benefit of the Grantee and invested in the trustee's Evergreen Institutional Money Market Fund (or a substantially equivalent money market mutual fund).   Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Grantee (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination;

(2)        subject to subparagraph (3) below, any remaining cash portion of the Earned Award that has not been paid, or a cash lump sum amount equal to the fair market value of any remaining portion of the Earned Award that has not been issued (if the Earned Award was converted to equity, as provided for in Paragraph 3(d) above, in which case the fair market value shall be determined based on the closing price of common stock of the company issuing the equity as reported on the New York Stock Exchange or other established securities market on the last trading day immediately prior to the Date of Termination), will be paid by the Company, on the Date of Termination, to the Trust for the benefit of the Grantee and invested in the trustee's Evergreen

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Institutional Money Market Fund (or a substantially equivalent money market mutual fund).   Such lump sum payment to the Trust, together with any earnings on such payment while being held by the Trust, will be distributed by the trustee to Grantee (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination;  and

(3)        notwithstanding anything in this Paragraph 3(e) to the contrary, none of the amounts described in subparagraphs (1) or (2) above shall be paid into the Trust but instead such amounts shall be paid by EDS to the Grantee (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Termination if Grantee is an "applicable covered employee" (as such term is defined in Code Section 409A(b)(3)(D)) on the Date of Termination, and if (x) on the Date of Termination the EDS Retirement Plan or any successor plan is in "at-risk" status (as such term is defined in Code Section 430(i)), (y) on the Date of Termination the Company is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (z) the Date of Termination falls in the twelve month period beginning on the date which is six months prior to the date of termination of the EDS Retirement Plan or any successor plan where, as of the date of such termination, the plan is not sufficient for benefit liabilities (within the meaning of section 4041 of the Employee Retirement Income Security Act of 1974, as amended).  In addition, none of the amounts described in subparagraphs (1) or (2) above shall be paid into the Trust if such payment would violate the restriction under Code Section 409A(b), but instead such amounts shall be paid by EDS to Grantee (less applicable deductions and withholdings) on the first business day after the six month anniversary of the Date of Separation.

4.         Restrictions on Transfer.  Except as provided in Section 14 of the Plan, the Restricted Stock Units granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5.         Beneficiary Designations.  Grantee may file with the Stock Plans Administration Department of EDS, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a "Beneficiary") to whom shares otherwise due Grantee shall be distributed in the event of the death of Grantee while serving in the employ of the Company.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Stock Plans Administration Department of EDS.  If any designated Beneficiary survives Grantee but dies before receiving all of Grantee's benefits hereunder, any remaining benefits due Grantee shall be distributed to the deceased Grantee's estate.  If there is no effective Beneficiary designation on file at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the payment of any remaining benefits shall be made to Grantee's estate.

2008 TRSU (Executive)	5

6.         Withholding Tax Requirements.  Following such date on which the Restricted Stock Units granted shall become Vested Stock pursuant to this Agreement, or upon such other event that requires tax withholding pursuant to this Agreement, EDS shall have the right to withhold shares of stock or take such other actions necessary to satisfy applicable tax withholding requirements as provided under the terms of the Plan.

7.         Sale, Issuance and Delivery of Common Stock.  Grantee agrees that Grantee shall not sell the Vested Stock and that EDS shall not be obligated to issue or deliver any shares of Common Stock if counsel to EDS determines that such sale, issuance or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which the Common Stock is listed or quoted.  Instead, such shares shall be issued and, if requested, delivered to Grantee as soon as EDS reasonably anticipates that issuance and/or delivery, as applicable, will not violate such laws or any rule or regulation of a stock exchange on which the shares are listed.  EDS shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.  Subject to the foregoing and Paragraph 3(e) above, upon written request of Grantee, the Stock Plans Administration Department of EDS shall cause certificates for those shares of Vested Stock which Grantee is entitled to receive pursuant to this Agreement to be delivered to Grantee; provided, however, that the Company shall not be required to deliver certificates for such Vested Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.  Any Vested Stock shall be reflected in the Company's records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether Grantee has requested delivery of such shares or whether delivery of such shares is pending Grantee's satisfaction of his or her withholding tax obligations.

8.         Prerequisites to Benefits.

(a)        Neither Grantee nor any person claiming through Grantee shall have any right or interest in the shares of Common Stock covered by the Restricted Stock Units awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.

(b)        Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Time-vesting Restricted Stock Unit Agreement and an executed Equity Related Agreement (as hereinafter defined).

(c)        Grantee acknowledges that the terms of this Agreement shall govern in the event of a "change of control" unless the Grantee is subject to a separate change of control agreement between Grantee and the Company (if any) at the time of such change of control event, in which case the separate change of control agreement shall govern with respect to determining the effect on the Restricted Stock Units granted hereunder.  The issuance of shares provided by this Agreement is subject to the restrictions in Paragraph 11(b) and is made in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting distribution on the earlier of the Vesting Date or a separation from service as provided under this Agreement or other applicable agreement.

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9.         No Rights as a Stockholder Prior to Vesting; No Payment of Dividend Equivalents.  Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Units granted until such shares become Vested Stock pursuant to Paragraphs 2 or 3 above.  The Grantee shall not be entitled to receive any dividend payment or equivalent in respect of the shares of Common Stock covered by the Restricted Stock Units granted.  Subject to Paragraph 3(e) above, Grantee shall be eligible to receive all dividends on shares that are Vested Stock if both the record date for such dividend payment is on or after the Date of Grant and such shares become Vested Stock on or prior to such record date.

 10.       Certain Definitions.  For purposes of this Agreement, the following additional definitions shall be applicable:

"Annual Vesting Date" shall mean with respect to any year, commencing in the year following the Date of Grant and ending in the third year following the Date of Grant, the anniversary day of the Date of Grant on which the New York Stock Exchange shall be open for trading (or on the preceding business day if there shall have been no trading on the anniversary date).

"Beneficiary" shall have the meaning set forth in Paragraph 5 of this Agreement.

"Cause" shall mean Grantee's (i) intentional or knowing refusal to perform Grantee's lawful duties; (ii) material breach of any agreement between Grantee and the Company (or any of its affiliates); (iii) material violation of the EDS Code of Business Conduct or material failure to follow EDS policies, directives or orders applicable to employees holding comparable positions; (iv) intentional destruction or theft of Company property or falsification of Company documents; or (v) conviction of a felony or any crime involving moral turpitude.

"Change of Control" shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:

(i)         any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)        any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(iii)       a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)       any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 40% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.

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"Date of Termination" shall mean, in accordance with Treasury Regulation Section 1.409A-1(h)(1), the date on which Grantee's employment terminates such that EDS anticipates no further services will be performed by Grantee for EDS (or any services are reduced by 80% or more as provided by Treasury Regulation Section 1.409A-1(h)(1)(ii)).

 "Equity Related Agreement" shall mean an agreement between the Company and the Grantee associated with the grant of equity of the Company evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company's and/or clients' information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

"Total Disability" shall be determined by regulation of the Committee from time to time in its sole discretion.

"Vested Stock" shall mean shares of Common Stock covered by the Restricted Stock Units granted pursuant to this Agreement which at the time in question become Vested Stock pursuant to the terms of this Agreement which Grantee is entitled to receive and which are registered in Grantee's name or otherwise issued for the benefit of Grantee.

11.       Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of Plan and Prospectus.  Grantee acknowledges receipt of a copy of the Plan, together with the Prospectus relating thereto and to the Common Stock. Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted to Grantee hereunder.  Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the restricted stock units provided by this Agreement shall not modify the time or form of issuance of the restricted stock units set forth in this Agreement as of the Date of Grant or, if applicable, as of the effective date of any amendment pursuant to Paragraph 11(c).

(c)        Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(d)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent

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and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to the Stock Plans Administration Department of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199, and any notice to Grantee shall be addressed to Grantee at the address listed within the Company's employee records system.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which EDS has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder and to the extent it does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS on the Date of Grant.  However, the grant contained in this Agreement shall be forfeited by the Grantee and this Agreement shall have no force and effect if it is not duly executed (whether manually and/or by electronic signature acceptable to EDS) by the Grantee within 60 days of the Date of Grant.

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(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without Cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver.  Grantee understands that under the Plan, grants of Restricted Stock Unit Awards are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that he/she does not acquire any additional rights as a result of being eligible to participate in the Plan.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, and Grantee does not expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make to him/her in the future.  Grantee has been provided with a description of the Plan, and has read that description.  Grantee fully understands his/her rights under the Plan, and in particular that Awards granted under the Plan are non-transferable, except as provided under Section 14 of the Plan and Paragraph 4 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right. Grantee acknowledges and agrees that the grant made hereunder is not part of current employment compensation and that neither eligibility for, nor participation in, the Plan guarantees any right to future employment with EDS or any of its subsidiaries or affiliates.

(o)        Data Protection Waiver/Data Privacy Waiver.  Grantee understands and consents to EDS or its agents or independent contractors appointed to administer the Plan obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

This Time-vesting Restricted Stock Unit Agreement dated February 13, 2008 has been delivered to Grantee pursuant to authority granted to the Chief Executive Officer of EDS and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Paragraph 11(l) of this Agreement.

GRANTEE:

Signature

Printed Name

Work E-Mail Address

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